EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Third Quarter Financial Results

SPOKANE, Wash., Oct. 30, 2009 (GLOBE NEWSWIRE) -- Northwest Bancorporation, Inc. (the "Company") (OTCBB:NBCT), the bank holding company for Inland Northwest Bank (the "Bank" or "INB"), today reported financial results for the quarter and year-to-date ending September 30, 2009.

During the third quarter, although net loan charge-offs declined from the prior quarter to $496 thousand, the Bank added $2.4 million to its allowance for loan and lease losses (the "ALLL"). As a result, the Company reported a loss of $631 thousand for the third quarter of 2009, compared to a profit of $203 thousand reported for the third quarter of 2008, and compared to a loss of $846 thousand for the second quarter of 2009. After dividends on preferred stock and related accretion adjustments totaling $173 thousand, the net loss attributable to common shareholders was $804 thousand for the third quarter.

Earnings per diluted share attributable to the Company's common shareholders for the three months ended September 30, 2009 and 2008 were $(0.34) and $0.09, respectively.

For the nine months ending September 30, 2009, the Company reported a loss of $1.7 million, compared to a profit of $1.1 million for the first nine months of 2008. After preferred stock dividends and related accretion adjustments of $431 thousand, the net loss attributable to common shareholders was $2.2 million for the nine months ending September 30, 2009.

Earnings per diluted share attributable to common shareholders for the first nine months of 2009 and 2008 were $(0.91) and $0.48, respectively.

Randall L. Fewel, President & CEO of both the Company and the Bank, said, "Third quarter results show some improvement over second quarter. The sequential quarterly loss was reduced by $215 thousand despite adding $600 thousand more to the ALLL than was added in the second quarter," Fewel added. "Net loan charge-offs in the third quarter were $496 thousand, compared to $2.8 million in the second quarter. Although there will likely be additional loan charge-offs in future periods, we believe that the decline in charge offs, compared to the last quarter, is a positive indicator that charge offs may have peaked during the second quarter."

Fewel said non-performing assets ("NPAs") increased slightly in the third quarter to $17.4 million, representing 4.44% of the Bank's total assets, as of September 30, 2009. On June 30, 2009, NPAs were $15.1 million, representing 3.80% of assets. Non-performing assets were $8.3 million a year ago, representing 2.13% of assets, on September 30, 2008. "We added one significant loan for $2.9 million to NPAs in the third quarter, but we also successfully liquidated three foreclosed lots and one house during the quarter," Fewel reported.

Company assets on September 30, 2009 were $393 million, a decrease of $6.8 million, or 1.7%, compared to December 31, 2008, and an increase of $3.7 million, or 1.0%, compared to September 30, 2008.

Deposits at September 30, 2009 were $326 million and net loans were $318 million. Deposits increased $10.0 million, or 3.2%, when compared to year end, and $16.2 million, or 5.2%, when compared to September 30, 2008.

Fewel commented that "core deposits continue to show good growth. Core deposits as of September 30, 2009 stand at $248.4 million, which is an increase of $18.5 million, or 8.1%, over the balance of $229.9 million at the end of 2008." The Bank defines core deposits as all deposits except certificates of deposit of $100,000 or more.

As of September 30, 2009, net loans decreased $16.4 million, or 4.9%, since year-end and decreased $13.6 million, or 4.1%, year-over-year.

"The decline in loan totals," Fewel said, "is due to a conscious effort to reduce the Bank's exposure to land acquisition, development, and construction loans as well as non-owner occupied commercial real estate loans. These are the areas hardest hit by the recession and therefore carry the biggest risk of default."

Fewel stated that despite the extended low interest rate environment, the Bank has been able to increase revenues. Year-to-date total revenue for the Bank is $12.5 million, compared to $11.5 million for the same nine months last year, representing an 8.7% increase. For the third quarter this year, total revenue is $4.2 million, compared to $3.9 million for the same period last year, representing a 7.6% increase. Total revenue is defined as net interest income plus non-interest income.

"The Company's core earnings showed excellent improvement in the third quarter," Fewel said. "We define core earnings as income before taxes and before loan loss provisions. Our core earnings in the third quarter this year were $1.06 million, compared to $938 thousand in the same quarter last year. This represents an increase of $125 thousand, or 13.3%." This is despite the fact the Bank has paid $606 thousand in FDIC insurance premiums during the first nine months of 2009, compared to $175 thousand in the same period last year.

"The improvement in revenue and core earnings," Fewel pointed out, "is a direct result of a thorough opportunity analysis management began last fall with the aid of a noted bank consulting firm. One example of changes we have made as a result of this analysis is that the Bank is operating today with ten fewer employees than it had a year ago while at the same time improving customer service levels. Also, our non-interest income, not counting $145 thousand in life insurance proceeds, is up $447 thousand, or 24%, this year compared to last year."

"I am also excited about the fact that we broke ground in July on a new branch in Spokane Valley that will replace our last grocery store branch," Fewel said. "The 4,000 square foot free-standing branch is scheduled to open February 1, 2010 on the northwest corner of Sprague Avenue and Progress Street and it will significantly improve INB's visibility and presence in the important Spokane Valley market."

The Bank's allowance for loan losses was 1.95% of gross loans on September 30, 2009, compared to 1.32% as of June 30, 2009. A year ago, the ALLL was 1.04%, and at the end of 2008 it was 1.40%. "Management felt it was prudent in these challenging economic times to dramatically increase the loan loss reserve," Fewel said. "With $6.3 million in the reserve plus $35.7 million in equity, the Company has $42 million to weather these rough economic times."

The Bank's ratio of total capital to risk weighted assets was 12.23% at quarter end, compared to 10.88% on September 30, 2008. The FDIC requires this ratio to be at least 10.0% to earn the FDIC's highest capital rating of "well capitalized." Another key measure of financial strength is the Leverage Ratio, which is defined as Tier 1 Capital divided by average assets. The FDIC requires this ratio to be above 5.0% to be considered "well capitalized," and INB's stood at 9.69% on September 30, 2009, up from 9.03% at September 30, 2008.

Northwest Bancorporation, Inc. is the parent of Inland Northwest Bank (INB), a Washington state-chartered bank headquartered in Spokane, Washington. INB operates seven branches in Spokane County, Washington, and four branches in Kootenai County in North Idaho. INB specializes in meeting the financial needs of individuals and small to medium-sized businesses, including professional corporations, by providing a full line of commercial, retail, mortgage and private banking products and services. The Company's stock is quoted on the OTC Bulletin Board, http://www.otcbb.com/, and by other financial reporting services under the symbol "NBCT."

Forward-Looking Statements

This report contains forward-looking statements, which are not historical facts and pertain to the Company's future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. This list of factors is not complete and additional information about the risks of the Company achieving results suggested by any forward-looking statements may be found under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K, as updated periodically in the Company's filings with the SEC.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel, President and CEO
          (509) 456-8888